Exhibit 99.1

Nexstar Broadcasting Launches Debt Offering; Proceeds to Finance the Previously Announced Acquisition of 11 Television Stations from Quorum Broadcast Holdings

IRVING, Texas, Dec 17, 2003 (BUSINESS WIRE) — Nexstar Broadcasting Group, Inc. (NXST) today announced that its wholly owned subsidiary, Nexstar Finance, Inc., plans to offer $125 million aggregate principal amount of senior subordinated notes in a private placement. Net proceeds from the offering will be used to finance the Company’s pending acquisition of Quorum Broadcast Holdings, LLC.

The senior subordinated notes will rank equally with all of the Company’s other existing and future senior subordinated indebtedness, and will be junior to the Company’s senior indebtedness, including debt under the Company’s senior secured credit facility. The senior subordinated notes will be guaranteed by all of the Company’s existing subsidiaries that are guarantors under the Company’s senior secured credit facility and outstanding senior subordinated indebtedness.

The offering will be a private placement under Rule 144A of the Securities Act of 1933 and will be made only to qualified institutional buyers and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act of 1933. The senior subordinated notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any offer, solicitation or sale of any senior subordinated notes in any jurisdiction in which such offering sold would be unlawful.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (SEC). Readers should note that these statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the loss of key personnel, a downturn in the performance of our television stations, the Company’s substantial debt levels, and changes in the broadcast industry generally. The Company’s actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our Web site, www.nexstar.tv.